Filed Pursuant to Rule 424(b)(3)
File Number 333-139880

PROSPECTUS SUPPLEMENT NO. 1

Prospectus Supplement dated January 31, 2007
to Prospectus declared
effective on January 24, 2007
(Registration No. 333-139880)

AURIGA LABORATORIES, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated January 24, 2007.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement No. 1 includes the attached Current Report on Form 8-K of Auriga Laboratories, Inc. filed on January 31, 2007 with the Securities and Exchange Commission.

Our common stock is traded on the Over-the-Counter Bulletin Board under the trading symbol “ARGA”.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is January 31, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Event Reported: January 25, 2007

AURIGA LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26013	84-1334687
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

2029 Century Park East, Suite 1130
Los Angeles, California	90067
(Address of principal executive offices)	(Zip Code)

(678) 282-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1—REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.      Entry Into a Material Definitive Agreement.

        On August 4, 2006, Auriga Laboratories, Inc., a Delaware corporation (the “Company”), issued to Sorrento Financial Partners, LLC (“Sorrento”) that certain $632,000 Senior Secured Promissory Note (the “Sorrento Note”). The Sorrento Note provides for an interest rate of 8% per annum and is due and payable in full on May 15, 2007. Accrued interest on the Sorrento Note is payable monthly in arrears. Of the Sorrento Note’s principal amount of $632,000, (i) $400,000 represents funds advanced by Sorrento to the Company, and (ii) $232,000 represents an accrued bonus that was owed by the Company to its Chief Executive Officer. At Sorrento’s option, the Sorrento Note is convertible, in whole or in part and at any time after August 4, 2006 and prior to the Sorrento Note’s full repayment, into shares of the Company’s common stock. The number of shares that are issuable upon a conversion of the Sorrento Note is equal to the amount determined by dividing (i) the outstanding principal amount of the Sorrento Note to be converted by (ii) the conversion price of $1.388. The terms of the Sorrento Note were previously reported on the Company’s Form 8-K filed with the Securities and Exchange Commission on August 8, 2006.

        On January 25, 2007, the Company and Sorrento executed a letter agreement amending the Sorrento Note. The letter agreement serves to:

•	Amend the interest rate as follows:

°	For the period from August 4, 2006 through February 14, 2007, the Sorrento Note shall bear interest at the annual rate of eight percent (8%); and

°	For the period from February 15, 2007 through October 15, 2007, the Sorrento Note shall bear interest at the annual rate of ten percent (10%);

•	Establish the following repayment schedule:

°	One Hundred Thirty Two Thousand Dollars ($132,000) of principal shall be paid to Sorrento on February 15, 2007; and

°	The remaining Five Hundred Thousand Dollars ($500,000) of principal shall be paid in equal monthly installments of One Hundred Thousand Dollars ($100,000) beginning on June 15, 2007 with the final payment due on October 15, 2007;

•	Amend the seniority of the Sorrento Note such that it is now subordinate in right of payment to any and all other indebtedness of the Company senior in time to the issuance of the Sorrento Note; and

•	Amend the maturity date of the Sorrento Note by extending such date to October 15, 2007.

        As of January 25, 2007, the outstanding balance under the Sorrento Note remains $632,000. As previously reported on the Company’s Form 8-K filed with the Securities and Exchange Commission on August 8, 2006, the Company’s Chief Executive Officer is the beneficial owner of Sorrento.

        The foregoing description of the letter agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the full text of such document filed as Exhibit 10.1 herewith.

SECTION 9—FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.      Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit
Number	Document
10.1	Letter Agreement, dated as of January 25, 2007, by and between Auriga Laboratories, Inc. and Sorrento Financial Partners, LLC.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AURIGA LABORATORIES, INC.
Date: January 31, 2007	By: /s/ Philip S. Pesin
Philip S. Pesin
Chief Executive Officer

Auriga Laboratories, Inc.
2029 Century Park East, Suite 1130
Los Angeles, CA 90067

January 25, 2007

Mr. Philip S. Pesin, Manager
Sorrento Financial Partners, LLC
11601 Wilshire Blvd., Suite 500
Los Angeles, CA 90025

RE:	Amendment to Secured Note

Dear Mr. Pesin:

        This letter agreement (“Agreement”) hereby amends the 8% Senior Secured Convertible Note by and between Sorrento Financial Partners, LLC (“Sorrento”) and Auriga Laboratories, Inc. (“Auriga”) entered into August 4, 2006 (the “Secured Note”) as follows:

        FIRST: The initial heading and paragraph of the Note shall be deleted in its entirety and replaced with the following:

“SECURED CONVERTIBLE NOTE
DUE OCTOBER 15, 2007

        FOR VALUE RECEIVED, Auriga Laboratories, Inc., a Delaware corporation (the “Company”) promises to pay to Sorrento Financial Partners, LLC or its registered assigns (the “Holder”), the principal sum of $632,000 on the payment schedule listed in Section 3 with the final payment due on or before October 15, 2007 (the “Maturity Date”), and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:"

        SECOND: Section 2. Interest, Subsection (a) of the Secured Note shall be deleted in its entirety and replaced with the following:

“(a) Payment of Interest. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the annual rate of 8%, payable monthly in arrears beginning on the first day of the first month after the Original Issue Date through February 14, 2007.

The Company shall also pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the annual rate of 10%, payable monthly in arrears beginning on February 15, 2007 and on each Conversion Date (as to that principal amount then being converted) and on the Maturity Date (except that, if any such date is not a Business Day, then such payment shall be due on the next succeeding Business Day) (each such date, an “Interest Payment Date”).”

        THIRD: Section 3. Voluntary Prepayment. shall be deleted in its entirety and replaced with the following:

“Section 3. Payment Schedule.

        (a) Initial Principal Payment. The Company shall pay One Hundred Thirty Two Thousand Dollars ($132,000) of principal to the Holder on February 15, 2007 (“Initial Principal Payment”). The remaining principal shall be Five Hundred Thousand Dollars ($500,000) (“Remaining Principal”) after payment of the Initial Principal Payment and shall become due and payable as set out in subsection (b).

        (b) Remaining Principal Payments. The Remaining Principal shall be paid in equal monthly installments of One Hundred Thousand Dollars ($100,000) beginning on June 15, 2007 with the final payment due on the Maturity Date of October 15, 2007.

        (c) Voluntary Prepayment. The Company may prepay all or any portion of this Note at any time without penalty or premium.”

        FOURTH: Section 9. Miscellaneous. Subsection (d) Security Interest. shall be deleted in its entirety and replaced with the following:

        “(d) Security Interest. This Note is a direct debt obligation of the Company and is secured by a perfected security interest in all of the assets of the Company for the benefit of the Holder.”

        FIFTH: Section 9. Miscellaneous. Subsection (j) Seniority. shall be deleted in its entirety and replaced with the following:

        “(j) Seniority. This Note is subordinate in right of payment to any and all other indebtedness of record of the Company senior in time to the Original Issue Date of this Note.”

        SIXTH: The Secured Note shall remain the same in all other respects. This Agreement contains the entire understanding of the parties with respect to its subject matter, with the exception of the Secured Note that shall be incorporated by reference, and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

        This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        If the foregoing sets forth the understanding between us, please so indicate on the enclosed signed copy of this letter in the space provided therefore and return it to us, whereupon this letter shall constitute a binding amendment to the Secured Note.

Very truly yours, AURIGA LABORATORIES, INC.

/s/ Charles R. Bearchell By: Charles R. Bearchell Title: Chief Financial Officer

Accepted and agreed to as of the date set forth above:

SORRENTO FINANCIAL PARTNERS, LLC

/s/ Philip S. Pesin
By: Philip S. Pesin
Title: Manager

/s/ Philip S. Pesin
By: Philip S. Pesin, in his individual capacity, with respect to Section 8